Transamerica  Financial Life Insurance Company
Home Office: 440 Mamaroneck Avenue, Harrison, NY 10528
Mailing Address: 4333 Edgewood Road N.E.
Cedar Rapids, IA 52499

Transamerica Journey

Allocation Options

THIS FORM IS TO BE USED ONLY AT THE TIME OF APPLICATION

Premium Allocation	Basic Interest Account	Self Directed Monthly Deduction	Asset Rebalancing	Dollar Cost Averaging
				Transfer FROM:	Transfer To:
%	Basic Interest Account	%		$	$
Premium Allocation	Subaccounts	Self Directed Monthly Deduction	Asset Rebalancing	Dollar Cost Averaging
				Transfer FROM:	Transfer To:
%	Transamerica Aegon Active Asset Allocation - Conservative VP	%	%		$
%	Transamerica Aegon Active Asset Allocation -Moderate Growth VP	%	%		$
%	Transamerica Aegon Active Asset Allocation - Moderate VP	%	%		$
%	Transamerica Aegon Money Market VP	%	%	$	$
%	Transamerica Barrow Hanley Dividend Focused VP	%	%		$
%	Transamerica Hanlon Income VP	%	%		$
%	Transamerica JPMorgan Core Bond VP	%	%	$	$
%	Transamerica PIMCO Tactical - Balanced VP	%	%		$
%	Transamerica PIMCO Tactical - Conservative VP	%	%		$
%	Transamerica PIMCO Tactical - Growth VP	%	%		$
%	Transamerica PIMCO Total Return VP	%	%		$
%	Transamerica Vanguard ETF Portfolio-Balanced VP	%	%		$
%	Transamerica Vanguard ETF Portfolio-Conservative VP	%	%		$
%	Transamerica Vanguard ETF Portfolio-Growth VP	%	%		$
%	Transamerica WMC Diversified Growth VP	%	%		$
%	Fidelity VIP Index 500 Portfolio	%	%		$
%	American Funds Growth Fund	%	%		$
%	American Funds Growth-Income Fund	%	%		$
%	American Funds International Fund	%	%		$
%	Total	%	%	$	$

Note: Total percentages MUST add to a total of 100%. Allocations to any account can be no less than 1%. No fractional percentages are permitted.

LASUP 0713 NY                                                                  Page 1 of 2

Transamerica  Financial Life Insurance Company
Home Office: 440 Mamaroneck Avenue, Harrison, NY 10528
Mailing Address: 4333 Edgewood Road N.E.
Cedar Rapids, IA 52499

Allocation Options
(continued)

THIS FORM IS TO BE USED ONLY AT THE TIME OF APPLICATION

ASSET REBALANCING (not available if Dollar Cost Averaging is elected)

Asset rebalancing is an automatic periodic rebalancing of the cash value in the chosen Subaccounts of your variable life insurance policy to maintain a desired allocation among the various Subaccounts offered.

Asset rebalancing will terminate automatically if any transfer is made to, or from, any Subaccount other than a scheduled rebalancing.

I hereby request and authorize Transamerica Financial Life Insurance Company to automatically transfer funds from the selected Subaccounts

Annually on the Policy Anniversary unless I select a different frequency and/or start date below.

Frequency:                      0 Monthly                      0 Quarterly                      0 Semiannually

Start Date:                      Month                    Day            (Cannot be 29, 30, or 31)

Minimum Cash Value Required:         $5,000

The policyowner may enter or exit the program once per policy year.

DOLLAR COST AVERAGING (not available if Asset Rebalancing is elected)

I hereby request and authorize Transamerica Financial Life Insurance Company to transfer funds from the selected Subaccounts or Basic Interest Account to the Subaccounts indicated (no more than 1/10 of the amount in the Basic Interest Account at the beginning of the Dollar Cost Averaging can be transferred each month). The transfers are to be made on the    day of the month (Cannot be 29, 30, or

31)for   months (minimum 6 months).

Minimum Transfer Amount:         $100

A minimum of $5,000 is required in the account from which transfers will be made.

Signature of Policyowner                                                                                                           Date

Print Name

Please indicate all allocations on page one.

LASUP 0713 NY                                                                        Page 2 of 2